Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Co-Diagnostics, Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 - NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	223,334	(2)	$2.84	(3)	$634,268.56	(3)	0.0001381	$87.60
Total Offering Amounts							$634,268.56			$87.60
Total Fee Offsets										$0
Net Fee Due										$87.60

(1)	This registration statement on Form S-8 covers an aggregate of (i) 223,334 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Co-Diagnostics, Inc. (the “Registrant”), reserved for issuance pursuant to the Co-Diagnostics, Inc. 2025 Equity Incentive Plan (the “Incentive Plan”), which was approved by shareholders on May 28, 2025, and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Incentive Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Represents unissued shares of Common Stock that may be issuable in the future pursuant to the Plan.

(3)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.84 which is the average of the final bid and ask prices of shares of the Registrant’s Common Stock on the OTC Pink Open Market on January 16, 2026.